Exhibit 99.1
Press Release
JAKKS Pacific Completes Asset Acquisition of Creative Designs International
Friday February 10, 8:38 am ET
MALIBU, Calif.—(BUSINESS WIRE)—Feb. 10, 2006—JAKKS Pacific, Inc. (Nasdaq:JAKK — News) announced today that the Company has completed its acquisition of substantially all of the assets and liabilities of Creative Designs International Ltd. (CDI), a twenty-six year-old, privately-held toy company based in Feasterville, PA, and a related Hong Kong company. CDI is a leading manufacturer of girls’ dress-up and role-play toys, including dress-up outfits, tea sets, pretend kitchens and vanities, and holds licenses from Disney for its classic characters, princesses and fairies.
Stephen Berman, JAKKS Pacific’s President and COO, stated, “We could not be more thrilled to add CDI’s portfolio of evergreen products into JAKKS™. We believe that the addition of the CDI business, combined with our continued focus on the growth of all of JAKKS’ divisions, will strengthen JAKKS’ product line and contribute to the Company’s long-term growth. This family business represents almost three decades of experience in the toy business and we welcome its team as added assets to the Company’s management team.”
Consideration for the acquisition is up to $116.5 million, consisting of $93.3 million in cash, 150,000 shares of JAKKS common stock at a value of approximately $3.2 million and an earn-out of up to an aggregate amount of $20.0 million through 2008, based on the achievement of certain financial performance criteria.
About JAKKS Pacific, Inc.:
JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific®, Play Along®, Creative Designs International ™, Flying Colors®, Road Champs®, Child Guidance®, Pentech®, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite®, Color Workshop®, Pet Pal™and Plug It In & Play TV Games™. The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment® video games. For further information, visit www.jakkspacific.com or www.tvgames.com.
This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific’s business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS’

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products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.
Contact:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
gennar@jakks.net
or
Integrated Corporate Relations
John Mills, 310-395-2215
jmills@icrinc.com

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